UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 14, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.  OTHER EVENTS

NEWS RELEASE                                             CONTACTS:  408-995-5115
                                    Media Relations: Katherine Potter, Ext. 1168
                                     Investor Relations: Karen Bunton, Ext. 1121


                 Calpine Announces Pricing of its Rocky Mountain
                        and Riverside Secured Term Loans

     (SAN JOSE, Calif.) /PR Newswire - First Call/ June 14, 2004 - Calpine Corporation [NYSE:CPN] today announced that its wholly owned subsidiaries, Rocky Mountain Energy Center, LLC and Riverside Energy Center, LLC, have priced new secured institutional term loans for the refinancing of its Rocky Mountain (Weld County, Colo.) and Riverside (Beloit, Wisc.) Energy Centers. Both of the approximately 600-megawatt natural gas-fired power plants recently entered commercial operations. The refinancing, which is expected to close on June 22, 2004, consists of $661.5 million of floating rate secured institutional term loans due 2011, priced at LIBOR plus 425 basis points and issued at a discount to par of 99.5%.

     Net proceeds from the loans, after transaction costs and fees, will be used to pay final construction costs and refinance amounts outstanding under the $250 million non-recourse project financing for the Rocky Mountain facility, and the $230 million non-recourse project financing for the Riverside facility. The balance of approximately $160 million, will be returned to Calpine and will be used for general corporate purposes. In addition, approximately $40 million in cash and $55 million in letters of credit will be returned to Calpine as the result of the elimination of certain reserves and letters of credit associated with the original non-recourse project financings.

     The institutional term loans are secured by the power plants, and the lenders' recourse is limited to such security. None of the indebtedness will be guaranteed by Calpine Corporation.

     The secured institutional term loans will be placed in the institutional term loan market. The refinancing is subject to certain conditions, including the execution of definitive documentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  June 15, 2004